Exhibit 99. 1

Sonim Technologies Reports First Quarter Financial Results

Austin, Texas – May 14, 2020 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Net revenues were $12.7 million

•	Gross profit was $2.2 million

•	GAAP net loss totaled $10.0 million

“We are hopeful that the first quarter will be the trough in our on-going transformation of Sonim into a growing rugged mobility business driven by a leaner, lower cost team focused on the path to profitability,” said Tom Wilkinson, Chief Executive Officer. “Like most businesses, the COVID-19 pandemic caused some disruption to our operations in the first quarter, including a three-week closure of our factory in Shenzhen, and will continue to have an impact on our supply chain. Despite these challenges, we are expecting an increase in demand in the second quarter and can now focus on quarterly sales to a broader range of carrier and enterprise customers.”

“While the COVID-19 pandemic continues to generate a great deal of uncertainty in any forecast, we presently anticipate revenue and gross margin improvement in the second quarter, relative to the first quarter, while maintaining our focus on lean operations and cash efficiency. Additionally, operational changes implemented over the past few months have enabled the company to grow its cash balance to $12.4 million at the end of Q1 2020. This added liquidity will help the company drive future product development.”

COVID-19 Impacts

Sonim experienced a shutdown of its manufacturing facility in Shenzhen, China for approximately 3 weeks in Q1 as a result of the COVID-19 pandemic. As of March 31, manufacturing operations were once again fully operational. Sonim has implemented safeguards in its facilities to protect employees, including increased frequency of cleaning and disinfecting facilities, social distancing practices and other measures consistent with guidance from local health authorities.

Sonim’s other global teams are complying with work-from-home and shelter-in-place requirements while continuing to support deployments to first responders and public safety workers. Sonim has been designated an Essential Supplier by a major US carrier that provides critical services to ensure first responders, emergency responders, public messaging, 911 communications and other critical communications remain functional. Select Sonim staff have traveled to support critical deployments of Sonim mobile devices for emergency management services and other agencies.

First Quarter 2020 Financial Results

Net revenues for the first quarter of 2020 decreased 52% to $12.7 million from $26.5 million in the first quarter of 2019. The decrease in net revenues was primarily attributable to lower volumes of devices sold due to one key US carrier that completed a prior minimum required purchase agreement in 2019. Sonim is now selling through existing inventory in collaboration with that carrier while also increasing sales through other customers and channels. Sonim expects the carrier to complete the sell through of existing inventory and become a purchaser of additional devices again in 2020 as it continues to expand its business with the Company.

Gross profit for the first quarter of 2020 decreased to $2.2 million (17% of net revenues) from $9.0 million (34% of net revenues) in the first quarter of 2019. The decrease in gross profit was primarily attributable to overhead related to the temporary shutdown of our manufacturing facility in Shenzhen in Q1 2020, a one-time event which artificially increased cost of goods in the quarter.

Operating expenses for the first quarter decreased by approximately $2 million as compared to the prior year first quarter, and by approximately $3 million excluding restructuring charges. This reflects our ongoing work to reduce operating costs.

Net loss for the first quarter of 2020 totaled $10.0 million or $(0.48) per basic and diluted share (based on 20.6 million shares), compared to net loss of $5.1 million, or $(0.32) per basic and diluted share (based on 15.8 million shares), in the first quarter of 2019.

Conference Call

Sonim Technologies will hold a conference call today, Thursday May 14, at 2:00 p.m. Pacific time (5 p.m. Eastern time) to discuss these results and provide an update on business conditions. To join the call, please dial +1-412-317-6060. To listen to a live webcast of the call, please visit https://www.sonimtech.com/ and select About, then Investor Relations. The webcast will be available as a replay on Sonim’s website following completion of the call. A telephonic replay will be available for 14 days approximately 3 hours after the call concludes by dialing +1-412-317-0088 and entering access code 10144028.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future growth, profitability, continued market acceptance of the Company’s products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to continue to generate positive cash flow, and ability to be profitable; anticipated trends, such as the use of and demand for its products; its ability to attract and retain customers to purchase and use its products; its ability to attract wireless carriers as customers for its products; the evolution of technology affecting its products and markets; its ability to successfully address the technical issues identified with respect to its products; its ability to introduce new products and enhance existing products, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Financial Officer

Sonim Technologies, Inc.

IR@sonimtech.com

(650) 703-4002

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2020 and DECEMBER 31, 2019 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$12,362	$11,298
Accounts receivable, net	4,999	10,082
Inventory	16,135	19,531
Prepaid expenses and other current assets	5,064	6,430

Total current assets	38,560	47,341
Property and equipment, net	1,447	1,442
Other assets	6,002	6,676

Total assets	$46,009	$55,459

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,107	$9,821
Accounts payable	5,608	7,234
Accrued expenses	11,618	10,265
Deferred revenue	306	291

Total current liabilities	27,639	27,611
Income tax payable	2,051	1,961
Long-term debt, less current portion	325	362

Total liabilities	30,015	29,934

Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 20,677,360 and 20,437,235 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	21	20
Preferred Stock, $0.001 par value per share, 5,000,000 shares authorized	—	—
Additional paid-in capital	192,183	191,751
Accumulated deficit	(176,210)	(166,246)

Total stockholders’ equity	15,994	25,525

Total liabilities and stockholders’ equity	$46,009	$55,459

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2020 and 2019 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2020	2019
Net revenues	$12,706	$26,484
Cost of revenues	10,541	17,463

Gross profit	2,165	9,021

Operating expenses:
Research and development	3,936	6,961
Sales and marketing	3,131	3,726
General and administrative	3,072	2,476
Restructuring costs	1,087	—

Total operating expenses	11,226	13,163

Loss from operations	(9,061)	(4,142)
Interest expense	(319)	(422)
Other expense, net	(401)	(265)

Loss before income taxes	(9,781)	(4,829)
Income tax expense	(183)	(295)

Net loss	$(9,964)	$(5,124)

Net loss per share, basic and diluted	$(0.48)	$(0.32)

Weighted–average shares used in computing net loss per share attributable to common stockholders, basic and diluted	20,613,849	15,783,744

5